Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-234401) on Form S-8 of the BankProv 401(k) Plan (Formerly The Provident Bank 401(k) Plan) of our report dated June 15, 2023 relating to the statements of net assets available for benefits of the BankProv 401(k) Plan as of December 31, 2022 and 2021 and the related statement of changes in net assets available for benefits for the year ended December 31, 2022, and the related supplemental schedule as of December 31, 2022, which report appears in the December 31, 2022 annual report on Form 11-K of the BankProv 401(k) Plan.

/s/ Caron & Bletzer, PLLC

Kingston, NH

June 15, 2023